EXHIBIT 10.1

AMENDMENT AGREEMENT TO THE FACTORING AGREEMENT

between

TARGO Commercial Finance AG (formerly GE Capital Bank AG)
 Heinrich-von-Brentano-Straße 2, 55130 Mainz, Germany
-hereinafter referred to as “TARGOCF”-

and

Real Alloy Germany GmbH (formerly known as Aleris Recycling (German Works) GmbH)
Aluminiumstraße 3, 41515 Grevenbroich, Germany
- hereinafter referred to as "ORIGINATOR"-

TARGOCF and the ORIGINATOR have entered into a factoring agreement dated 25/26 February 2015 (hereinafter referred to, and together with, all addenda, amendment and supplementary agreements made prior to the date hereof, as the "Factoring Agreement"). The provisions set out in this agreement will prevail over any conflicting provisions in the Factoring Agreement. Unless defined otherwise in this agreement, terms in italics have the meaning given to them in Part F (Definitions) of the Factoring Agreement.

A.	Amendments to the Factoring Agreement

With immediate effect the following changes apply to the Factoring Agreement:

1.	Clause 19.3 (b) is amended and restated as follows:

“any financing arrangements with any other financial institutions including security agreements. Promptly upon any refinancing of the Indenture (or the notes issued under the Indenture)  or the GECC Credit Facility,  the ORIGINATOR will provide (i) a no-conflict opinion from a reputable law firm in form and substance similar to the opinion issued by McGuireWoods LLP on 27 February 2015 as a condition precedent under this factoring agreement (reasonably prior to the signing of the documentation of any such refinancing the ORIGINATOR will provide to TARGO Commercial Finance AG a draft of such opinion for review) and (ii) a certificate issued by Real Alloy Holding, Inc. in form and substance similar to the certificate issued as a condition precedent under this factoring agreement confirming, inter alia, that the Receivables are not subject to any group company’s or third party’s right and that there is no conflict with any other financing;  the above shall apply mutatis mutandis to a debtor in possession credit-agreement in case Real Alloy Holding, Inc. (an intermediate parent of the Originator) becomes a debtor in possession under Chapter 11 US Bankruptcy Code and enters in connection therewith into a debtor in possession-credit agreement as approved by the competent bankruptcy court.”

2.	The definition of “GECC Credit Facility” is amended and restated as follows:

“GECC Credit Facility: A revolving credit facility entered into on or about 27 February 2015 of this Agreement between (among others) Aleris Recycling, Inc., Aleris Recycling Bens Run, LLC, Aleris Specialty Products, Inc., Aleris Specification Alloys, Inc., ETS Schaefer, LLC, Aleris Specification Alloy Products Canada Company and General Electric Capital Corporation (as amended from time to time). This definition also covers any refinancings of the financing mentioned in the preceding sentence (including, for the avoidance of doubt, any refinancings of such refinancings).”

3.	The definition of “Indenture” is amended and restated as follows:

“Indenture:  The indenture dated as of 8 January 2015 and entered into between (among others) Real Alloy Holding, Inc. (f/k/a SGH Acquisition Holdco, Inc. and a successor by merger to SGH Escrow Corporation) as issuer and Wilmington Trust, National Association as trustee and notes collateral trustee (as amended from time to time). Such indenture governs, inter alia, the issue of USD 305,000,000.00 senior secured notes. This definition also covers any refinancing of the financings mentioned in the preceding sentences (including, for the avoidance of doubt, any refinancings of such refinancings).”

4.	The definition of „Cross-Default” is amended and restated as follows:

“Cross-Default: (i) an event of default (however described) has occurred under any of the GECC Credit Facility or the Indenture provided that such event of default has not been remedied or waived in accordance with the relevant document,  or (ii) any of the GECC Credit Facility or the Indenture (or the notes issued under the Indenture)  terminates or is terminated for whatever reason prior to its express maturity unless fully refinanced on materially similar terms at the time of termination or (iii) any of the GECC Credit Facility or the Indenture (or the notes issued under the Indenture)  is not fully refinanced on materially similar terms at least six (6) months prior to its respective express maturity,  provided however that the events as described under (i) to (iii) above are deemed to be no cross default in case Real Alloy Holding, Inc. (an intermediate parent of the Originator) becomes a debtor in possession under Chapter 11 US Bankruptcy Code and enters in connection therewith into a debtor in possession-credit agreement as approved by the competent bankruptcy court”.

B.	Governing Law, Jurisdiction

This agreement is governed by German law. The courts of Mainz, Germany will have jurisdiction.

C.	Severability

Should any provisions of this agreement be or become wholly or partly invalid, the validity and effectiveness of the remaining provisions will not be affected thereby. The invalid provision shall be replaced by such valid and effective provision which comes closest to the economic terms that the parties intended. The same principles will apply if this addendum contains a gap.

Mainz, 15/11/2017	Grevenbroich, November 15, 2017

/s/ Alessandro Annunziata
/s/ Steffen Ahnert	/s/ Russell Barr

TARGO Commercial Finance AG	Real Alloy Germany GmbH